Exhibit 10.6
Execution Copy
ARBITRON INC.
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made March 2, 2009 by and between Arbitron Inc., a Delaware corporation (the “Company”), and Dr. Robert Henrick, an individual (“you”) (and, together, “Parties”).
     NOW THEREFORE, in consideration of your acceptance of employment, the Parties agree to be bound by the terms contained in this Agreement as follows:
     1. Engagement. Beginning on a mutually satisfactory date no later than April 6, 2009 (the “Effective Date”), the Company will employ you as Executive Vice President, Customer Solutions. You will report directly to the President and Chief Executive Officer. You will be responsible for research methods and product management. You will at all times comply with all policies of the Company then in effect.
     2. Commitment. During and throughout the Employment Term (as defined in Section 3 below), you must devote substantially all of your full working time and attention to the Company. During the Employment Term, you must not engage in any employment, occupation, consulting or other activity for direct or indirect financial remuneration unless approved by the President and Chief Executive Officer and/or the Board of Directors of the Company (the “Board”); provided, however, that you may, subject to compliance with the notice and consent requirements set forth in the Company’s Corporate Governance Policies and Guidelines, (i) serve in any capacity with any professional, community, industry, civic (including governmental boards), educational or charitable organization, (ii) serve on for-profit entity board(s) having obtained prior consent and written approval from the Board’s Nominating and Corporate Governance Committee, (iii) subject to the Company’s policies applicable to all employees, make investments in other businesses and manage your and your family’s personal investments and legal affairs and (iv) carry out the occasional transition duties you have with the Johns Hopkins University Applied Physics Lab for up to 12 months following the Effective Date; provided that any such activities described in clauses (i)-(iv) above do not materially interfere with the discharge of your duties to the Company. You will perform your services under this Agreement at the Company’s headquarters in Columbia, Maryland.
     3. Employment Term. You are an at-will employee. Your employment with the Company under this Agreement will begin on the Effective Date and will continue until your employment terminates (such employment period, the “Employment Term”).
     4. Cash and Stock Compensation.
          (a) Base Salary. During your employment hereunder, you will receive a base salary at a monthly rate of $31,250, annualizing to $375,000 (“Base Salary”). The Company will pay your Base Salary in accordance with the Company’s regular payroll practices. The

President and Chief Executive Officer will review your Base Salary no less frequently than annually. If increased, the increased Base Salary will become the Base Salary for all purposes of this Agreement. Your Base Salary will not be decreased without your written consent.
          (b) Incentive Bonus. Upon meeting the applicable performance criteria established by the Company’s Compensation and Human Resources Committee of the Board (the “Compensation Committee”) in its sole discretion, you will be eligible to receive an annual incentive bonus (the “Annual Bonus”) for a given fiscal year of the Company targeted at an amount equal to 50% of your Base Salary in effect at the beginning of such fiscal year (“Target Bonus”). For performance exceeding such applicable performance criteria in the sole judgment of the Compensation Committee, the Annual Bonus will be increased to an amount in excess of the Target Bonus up to a maximum of 150% of your Base Salary in effect at the beginning of such fiscal year, which additional bonus amount the Compensation Committee will determine in its sole discretion. The Annual Bonus, if any, will be paid when other executives receive their bonuses under comparable arrangements but, in any event, between January 1 and April 30 of the year following the year with respect to which it is earned.
          (c) Compensatory Stock Awards. Subject to the Compensation Committee’s approval, on or as soon as administratively practicable following the Effective Date, the Company will grant you an equity award to be valued at $1,300,000 on the date of grant, with the award divided by value into (i) 75% stock options, and (ii) 25% restricted stock units, with respect to the Company’s common stock, par value $0.50 (the “Common Stock”). The value for the options will be determined using the Company’s standard Black-Scholes assumptions applied as of the date of grant and the value for the restricted stock units will be determined by dividing the target value for the restricted stock units by the Common Stock’s fair market value on the date of grant. The equity grants will either be under a Company equity plan or under a special arrangement for you (in any case, referred to as a “Stock Plan”). Assuming continued employment, the options under the grant will vest in equal amounts on an annual basis over a three year period following the date of grant (beginning with one-third on the first anniversary), and otherwise will contain the Company’s customary terms and conditions for such grants, except as modified by this Agreement. Assuming continued employment, the restricted stock units under the grant will vest in equal amounts on an annual basis over a four year period following the date of grant (beginning with 25% on the first anniversary) and otherwise will contain the Company’s customary terms and conditions for such grants, except as modified by this Agreement. The Compensation Committee at its sole discretion will consider the grant of additional compensatory stock awards to you.
     5. Employee Benefits.
          (a) Employee Welfare and Retirement Plans. You will, to the extent eligible, be entitled to participate at a level commensurate with your position in all employee welfare benefit and retirement plans and programs the Company provides to its executives in accordance with Company policies. You will be covered under the Company’s Director and Officer liability insurance policy, to the same extent as other officers.
          (b) Business Expenses. Upon submission of appropriate documentation in accordance with its policies, the Company will promptly pay, or reimburse you, for all reasonable business expenses that you incur in performing your duties under this Agreement, including, but not limited to, travel, entertainment, professional dues and subscriptions, as long as such expenses are reimbursable under the Company’s policies. Any payments or expenses provided in this Section 5(b) will be paid in accordance with Section 7(c).
          (c) Paid Time Off. You will be entitled to paid time off in accordance with the standard written policies of the Company with regard to executives.
     6. Termination of At-Will Employment.
          (a) General. Subject in each case to the provisions of this Section 6, nothing in this Agreement interferes with or limits in any way the Company’s right to terminate your employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement confers on you any right to continue in the Company’s employ. If your employment ceases due to death or for any other reason or for no reason, you will be entitled to receive (in addition to any compensation and benefits you are entitled to receive under Section 6(b) or 6(c) below): (i) any earned but unpaid Base Salary through and including the date of termination of your employment, (ii) any earned but unpaid Annual Bonus, (iii) unreimbursed business expenses in accordance with the Company’s policies; and (iv) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”)). Notwithstanding any other provision in this Agreement to the contrary, any severance benefits to which you may be entitled will be provided exclusively through the terms of this Section 6 of this Agreement.
          (b) Termination Without Cause; Resignation for Position Diminishment. If, during the Employment Term, the Company terminates your employment without Cause (defined below) or you resign as a result of Position Diminishment (defined below), you will be entitled to the following severance benefits:
          (i) Cash Severance. Except as provided in Section 6(c), the Company will pay to you in cash (i) an amount equal to 1.75 times your Base Salary on an annualized basis, paid in equal installments over a 12 month period following the Effective Release Date (as defined below) in accordance with the Company’s standard payroll policies and procedures and in a manner not inconsistent with Section 7 hereof. Payment will cease if subsequent employment is obtained prior to the end of the 12 month period.
          (ii) Benefits. The Company will also pay the full cost of the health care premiums otherwise payable by you upon your election of health care continuation coverage for yourself and your qualified beneficiaries as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) until the earlier of 12 months or your ceasing to qualify for COBRA coverage (such as by obtaining subsequent coverage).
          (iii) Release. To receive any severance benefits provided for under this Agreement or otherwise, you must deliver to the Company of a general release of claims on the form the Company provides, which must become irrevocable within 60 days following the date of your termination of employment. Benefits will be paid or commence no later than 30 days after such release becomes effective; provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of your date of termination, the severance payments will be paid or commence no earlier than January 1 of such subsequent calendar year. The date on which your release of claims becomes effective is the “Effective Release Date.” You must continue to comply with the covenants under Sections 8 and 9 below to continue to receive severance benefits.
          (iv) “Position Diminishment” means (i) a change in your reporting responsibilities, titles, duties, or offices as in effect as of the Effective Date (or, for purposes of Section 6(c), as in effect immediately before a Change of Control), or any removal of you from, or any failure to re-elect you to, any of such positions, that has the effect of materially diminishing your responsibility, duties, or authority, (ii) a relocation of your principal place of employment to a location more than 25 miles from its then current location and that increases the distance from your primary residence by more than 25 miles, or (iii) a material reduction in your Base Salary. You may only resign as a result of a Position Diminishment if you (x) provide notice to the Company within 90 days following the Date of Position Diminishment that you consider the Position Diminishment to be grounds to resign; (y) provide the Company a period of 30 days to cure the Position Diminishment, and (z) actually cease employment, if the Position Diminishment is not cured, by the six month anniversary following the effective date of the Position Diminishment.
          (c) Change of Control. If, within 12 months following a Change of Control, your employment ends on a termination without Cause or you resign for Position Diminishment, in addition to the compensation and benefits described in Section 6(b)(ii) above (but in lieu of the compensation under Section 6(b)(i) and subject to the release required under Section 6(b)(iii)), the Company will pay to you in cash an amount equal to 2.625 times your Base Salary on an annualized basis, paid in equal installments over a 12 month period following the Effective Release Date in accordance with the Company’s standard payroll policies and procedures and in a manner not inconsistent with Section 7 hereof. Payment will cease if subsequent employment is obtained prior to the end of the 12 month period In addition, any outstanding equity compensation awards will fully and immediately vest and, as applicable, become exercisable, provided that the Board will have the right to suspend exercises or sales with respect to such equity compensation pending satisfaction of the release requirement, and provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration would trigger taxation under Section 409A(a)(1)(B). The treatment in this Section 6(c) applies notwithstanding any contrary provisions in the Stock Plan or any award agreement. For the purpose of this Agreement, “Change of Control” means:
          (i) consummation of a merger or consolidation to which the Company is a party if the individuals and entities who were stockholders of the Company immediately before the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of less than 50% of the total combined voting power for election of directors of the surviving Company immediately following the effective date of such merger or consolidation; or
          (ii) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 51% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company will not constitute a Change of Control; or
          (iii) the direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) in the aggregate of securities of the Company representing 25% or more of the total combined voting power of the Company’s then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert if such acquisition is not approved by the Board before any such acquisition; provided, however , that for purposes hereof, any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company will not constitute a Change of Control; or
          (iv) consummation of the sale of the properties and assets of the Company, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of the Company; or
          (v) the liquidation of the Company is consummated; or
          (vi) a change in the composition of the Board at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute at least a 70 % majority of the Board. For purposes of this clause, “Continuity Directors” means those members of the Board who either (A) were directors at the beginning of such consecutive 24-month period, or (B) were elected by, or on the nomination or recommendation of, at least a two-thirds majority of the then-existing Board.
          (d) Termination for Cause.
          (i) General. If, during the Employment Term, the Company terminates your employment for Cause, you will be entitled only to the payments described in Section 6(a) (excluding, on a termination for Cause, clause (ii) of Section 6(a)). You will have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.
          (ii) Cause. For purposes of this Agreement, “Cause” means termination of your employment because of (i) fraud; (ii) misrepresentation; (iii) theft or embezzlement of assets of the Company; (iv) your conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation), or your intentional violations of law involving moral turpitude; (v) material failure to follow the Company’s conduct and ethics policies; and/or (vi) your continued failure to attempt in good faith to perform your duties as reasonably assigned by the Board to you for a period of 60 days after a written demand for such performance that specifically identifies the manner in which it is alleged you have not attempted in good faith to perform such duties.
          (e) Death or Disability. Your employment hereunder will terminate immediately upon your death, or if the Board, based upon appropriate medical evidence, determines you have become physically or mentally incapacitated so as to render you incapable of performing your usual and customary duties to the Company for a continuous period in excess of 180 days. Employment termination under this subsection is not covered by Section 6(b) or 6(c).
          (f) Further Effect of Termination on Board and Officer Positions. If your employment ends for any reason, you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether your employment has ended), except to the extent that you reasonably and in good faith determine that ceasing to serve as a director would breach your fiduciary duties to the Company. You hereby irrevocably appoint the Company to be your attorney to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any subsidiary, should you fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so. The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.
     7. Effect of Section 409A of the Code.
          (a) Six Month Delay. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A of Code) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) the tenth (10th) day after the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.
          (b) General 409A Principles. For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A will not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. This Agreement is intended to comply with the provisions of Section 409A and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in the Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. In any event, the Company makes no representations or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.
          (c) Expense Timing. Payments with respect to reimbursements of business expenses will be made in the ordinary course of business and in any case on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.
     8. Confidentiality, Disclosure, and Assignment
          (a) Confidentiality. You will not, during or after the Employment Period, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by the Company. If you leave the Company’s employ, you will not, without the Company’s prior written consent, retain or take away any drawing, writing, or other record in any form containing any Confidential Information. For purposes of this Agreement, “Confidential Information” means information or material of the Company that is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:
          (i) information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated software, products or services; customers or prospective customers; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;
          (ii) information or material relating to the Company’s inventions, improvements, discoveries, “know-how,” technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company’s software, products or services;
          (iii) information on or material relating to the Company that when received is marked as “proprietary,” “private,” or “confidential”;
          (iv) the Company’s trade secrets;
          (v) software of the Company in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including “library subroutines” and productivity tools), interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and

          (vi) any similar information of the type described above that the Company obtained from another party and that the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.
Notwithstanding the foregoing, “Confidential Information” does not include any information that is properly published or in the public domain; provided, however, that information that is published by or with your aid outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.
          (b) Business Conduct and Ethics. During your employment with the Company, you will not engage in any activity that may conflict with the Company’s interests, and you will comply with the Company’s policies and guidelines pertaining to business conduct and ethics.
          (c) Disclosure. You will disclose promptly in writing to the Company all inventions, discoveries, software, writings and other works of authorship that you conceived, made, discovered, or written jointly or singly on Company time or on your own time during the period of your employment by the Company, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by the Company in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to the Company.
          (d) Instruments of Assignment. You will sign and execute all instruments of assignment and other papers to evidence vestiture of your entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in the Company, at the Company’s request and expense, and you will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If you are needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship you conceived, developed or reduced to practice, you hereby agree to do so, and if you leave the Company’s employ, the Company will pay you at an hourly rate mutually agreeable to the Company and you, plus reasonable traveling or other expenses, subject to Section 7(c) of this Agreement.
          (e) Your Declaration. Except as provided in this subsection, you have no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to the Company in the normal course of business that you conceived, made or wrote before the date of this Agreement and that are excluded from this Agreement. The excepted invention is your interest in a U.S. patent relating to music downloading, which you have disclosed to the Company.
          (e) Survival. The obligations of this Section 8 will survive the expiration or termination of this Agreement and your employment.

     9. Non-Competition, Non-Recruitment, and Non-Disparagement.
          (a) General. The Parties recognize and agree that (a) you are becoming a senior executive of the Company, (b) you will in the future receive substantial amounts of the Company’s confidential information, (c) the Company’s business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by you is critical to the Company’s continued economic well-being and protection of the Company’s confidential information. In light of these considerations, this Section 9 sets forth the terms and conditions of your obligations of non-competition, non-recruitment, and non-disparagement during and subsequent to the termination of this Agreement and/or the cessation of your employment for any reason.
          (b) Non-Competition.
               (i) Unless the Company waives or limits the obligation in accordance with Section 9(b)(ii), you agree that during employment and for the longest of 12 months following the cessation of employment for any reason not covered by Section 6(b) or 6(c), 18 months if Section 6(b) applies, and 24 months if Section 6(c) applies (the “Noncompete Period”), you will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of the Company’s business as conducted as of the date of such termination of employment or with any part of the Company’s contemplated business with respect to which you have confidential information. For purposes of this clause (i), “shareholder” does not include beneficial ownership of less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this clause (i), “the Company’s business” includes business conducted by the Company, its subsidiaries, or any partnership or joint venture in which the Company directly or indirectly has ownership of not less than one third of the voting equity. The Noncompete Period will be further extended by any period of time during which you are in violation of Section 9(b). For purposes of this Section 9, competitors of the Company currently include but are not limited to GfK AG, Integrated Media Measurement, Inc., The Nielsen Company B.V., Taylor Nelson Sofres PLC, and WPP PLC.
               (ii) At its sole option the Company may, by written notice to you at any time within the Noncompete Period, waive or limit the time and/or geographic area in which you cannot engage in competitive activity.
               (iii) During the Noncompete Period, before accepting employment with or agreeing to provide consulting services to, any firm or entity that offers competitive products or services, you must give 30 days’ prior written notice to the Company. Such written notice must be sent by certified mail, return receipt requested (attention: Office of the Chief Legal Officer with a required copy to the Chair of Compensation Committee), must describe the firm or entity and the employment or consulting services to be rendered to the firm or entity, and must include a copy of the written offer of employment or engagement of consulting services. The Company must respond or object to such notice within 30 days after receipt, and the absence of a response will constitute acquiescence or waiver of the Company’s rights under this Section 9.
          (c) Non-Recruitment. During employment and for a period of 12 months following cessation of employment for any reason, you will not initiate or actively participate in any other employer’s recruitment or hiring of the Company’s employees.
          (d) Non-Disparagement. You will not, during employment or after the termination or expiration of this Agreement, make disparaging statements, in any form, about the Company, its officers, directors, agents, employees, products or services that you know, or have reason to believe, are false or misleading.
          (e) Enforcement. If you fail to provide notice to the Company under Section 9(b)(iii) and/or in any way violate your obligations under Section 9, the Company may enforce all of its rights and remedies provided to it under this Agreement, or in law and in equity, without the requirement to post a bond, including without limitation ceasing any further payments to you under this Agreement, and you will be deemed to have expressly waived any rights you may have had to payments under Sections 6(b) or 6(c) or acceleration under Section 6(c).
          (f) Survival. The obligations of this Section 9 survive the expiration or termination of this Agreement and your employment.
     10. Miscellaneous.
          (a) Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder must be in writing and must be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Arbitron Inc.
Office of Chief Legal Officer
9705 Patuxent Woods Drive
Columbia, MD 21046

If to you:	At your last address on file with the Company
or to such other address as either party may designate in a notice to the other. Each notice, demand, request or other communication that is given or made in the manner described above will be treated as sufficiently given or made for all purposes three days after it is deposited in the U.S. certified mail, postage prepaid, acceptance confirmation or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
          (b) No Mitigation/No Offset. You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source, except as provided in Section 6(b)(i). The amounts payable hereunder will not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against you or others. Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement will be in lieu of any amounts to which you may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.
          (c) Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS RELEASE OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO YOUR EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.
          (d) Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.
          (e) Assignment. This Agreement will be binding upon and will inure to the benefit of (i) your heirs, beneficiaries, executors and legal representatives upon your death and (ii) this Agreement will be binding upon any legal successor of the Company. Any legal successor of the Company will be treated as substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” will mean any firm, corporation or other business entity that at any time, whether by purchase or merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.
     None of your rights to receive any form of compensation payable under this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon your death or as provided in Section 10(h) hereof. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in your rights to receive any form of compensation hereunder will be null and void; provided, however, that notwithstanding the foregoing, you will be allowed to transfer vested shares subject to stock options or the vested portion of other equity awards consistent with the rules for transfers to “family members” as defined in Securities Act Form S-8.
          (f) No Oral Modification, Cancellation or Discharge. This Agreement may only be amended, canceled or discharged in writing signed both by you and the Chair of the Compensation Committee of the Board.
          (g) Survivorship. The respective rights and obligations of Company and you hereunder will survive any termination of your employment to the extent necessary to the intended preservation of such rights and obligations.
          (h) Beneficiaries. You will be entitled, to the extent applicable law permits, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon your death by giving the Company written notice thereof in a manner consistent with the terms of any applicable plan documents. If you die, severance then due or other amounts due hereunder will be paid to your designated beneficiary or beneficiaries.
          (i) Withholding. The Company will be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by you with respect to payments made to you in connection with your employment hereunder.
          (j) Company Policies. References in the Agreement to Company policies and procedures are to those policies as they may be amended from time to time by the Company.
          (k) Governing Law. This Agreement must be construed, interpreted, and governed in accordance with the laws of Maryland, without reference to rules relating to conflicts of law.
          (l) Entire Agreement. This Agreement and any documents referred to herein represent the entire agreement of the Parties and will supersede any and all previous contracts, arrangements or understandings between the Company and you.
Signatures on Page Following

     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and you have hereunto set your hand, as of the day and year first above written, to be effective as of the Effective Date.

ARBITRON INC.:

By:	/s/ Michael Skarzynski
Michael Skarzynski
President and Chief Executive Officer

EXECUTIVE:

/s/ Robert Henrick
Dr. Robert Henrick